UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2018

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sangamo Therapeutics, Inc. (the “Company”) approved the Company’s Amended and Restated Incentive Compensation Plan (the “Cash Incentive Plan”), which amends and restates in its entirety the Company’s Incentive Compensation Plan that became effective on June 21, 2012.

The Cash Incentive Plan, which is administered by the Compensation Committee, provides for cash incentive, or bonus, compensation to the Company’s employees that may be earned based on the attainment of specified corporate performance objectives and, as applicable, individual performance objectives (collectively, the “Performance Objectives”) during designated performance periods, subject to the satisfaction of any required continued service conditions, in each case as determined and approved by the Compensation Committee or its designee. Unless otherwise determined by the Compensation Committee, performance periods for the Cash Incentive Plan will occur each calendar year, commencing with the 2018 calendar year (each, a “Performance Period”). All of the Company’s employees, including the Company’s executive officers, who are employed with the Company on or before October 31st of a calendar year are eligible to participate in the Cash Incentive Plan for such calendar year (the “Eligible Participants”).

The amount of an Eligible Participant’s cash bonus award under the Cash Incentive Plan will generally be based on a target percentage of such Participant’s annual base pay earned during the applicable Performance Period, or the target award, which target percentages are determined by the Compensation Committee for each of the Company’s executive officers. The target percentage for Alexander Macrae, the Company’s president and chief executive officer, has been set at 60% for the 2018 Performance Period, and the target percentage for each of the Company’s other executive officers has been set at 35% for the 2018 Performance Period. Actual cash bonus awards will be calculated based upon the level of attainment of the Performance Objectives established for each applicable Performance Period. Corporate performance objectives, which mean one or more specific Company performance objectives designated by the Compensation Committee for a particular Performance Period that may be (but are not required to be) subject to minimum, or threshold, performance levels, may include: (i) revenue or sales targets, (ii) discovery and development milestones, (iii) commercialization milestones, (iv) manufacturing goals, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures, (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income, (xvi) cash flow, (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to strategic transactions, (xxii) employee retention and recruiting and human resources management, and (xxiii) other corporate performance criteria approved by the Compensation Committee, including regulatory goals or milestones, financing objectives and the implementation or completion of projects or processes (the “Corporate Objectives”). Individual performance objectives may include one or more of the following criteria: (i) the Eligible Participant’s contribution toward the achievement of a specific Corporate Objective, (ii) the contribution of the business unit or division supervised by the Eligible Participant toward the achievement of a specific Corporate Objective, (iii) the Eligible Participant’s development of professional skills, and (iv) other criteria, including overall individual performance during the Performance Period. Unless otherwise determined by the Compensation Committee, the actual cash bonus award to an Eligible Participant may not exceed 200% of the Eligible Participant’s target award.

The foregoing description of the Cash Incentive Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Cash Incentive Plan. The Company intends to file a copy of the Cash Incentive Plan with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 23, 2018		SANGAMO THERAPEUTICS, INC.

	By:	/s/ALEXANDER D. MACRAE
Alexander D. Macrae, M.B., Ch.B., Ph.D.
President, Chief Executive Officer